CANADA
PROVINCE OF BRITISH COLUMBIA

NUMBER

331814

Province of British Columbia
Ministry of Finance and Corporate Relations
REGISTRAR OF COMPANIES

COMPANY ACT

Certificate of Incorporation

I HEREBY CERTIFY THAT

331814 B.C. LTD.

HAS THIS DAY BEEN INCORPORATED UNDER THE COMPANY ACT

GIVEN UNDER MY HAND AND SEAL OF OFFICE

AT VICTORIA, BRITISH COLUMBIA,

THIS 12TH DAY OF AUGUST, 1987

ROBERTA J. LOWDON
DEPUTY REGISTRAR OF COMPANIES